Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 7, 2012

(Supplementing Preliminary Prospectus Dated January 25, 2012)

Registration No. 333-174405

This free writing prospectus should be read together with the preliminary prospectus, dated January 25, 2012, relating to the initial public offering of common stock by Ceres, Inc. (the “Preliminary Prospectus”), included in Amendment No. 11 to the Registration Statement on Form S-1 (File No. 333-174405). The following information supplements and updates the information contained in the Preliminary Prospectus.

Recent Developments

On February 3, 2012, one of our plant breeding and field research stations located near College Station, Texas, was damaged by a severe storm and suspected tornado. No one was on site at the time and we believe the impact was limited to structural damage to the building that houses office space, a small laboratory that we use to evaluate biomass samples and work space, the small greenhouse and tractor sheds and damage to some agricultural equipment. No loss or damage occurred to the seed stocks of the Company that are stored in this location. Our sweet sorghum and high biomass sorghum operations at this time of the year are being conducted in Brazil and Mexico and are therefore unaffected. No damage occurred to our switchgrass and miscanthus crops in the field because in winter they are cut down to near ground level. While a minor portion of the plants overwintering in the small greenhouse may not be recoverable, copies of these plants are available at our other locations. Moreover, since the cost to construct the damaged buildings was approximately $1.5 million, the cost to repair the damage will not be material and we expect that our insurance will cover the loss, subject to our deductible. While we are continuing to assess the damage from this incident, we do not believe that it will have a material effect on our operations. For further information regarding weather related risks to our business, please see “Risk Factors” in the Preliminary Prospectus.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This registration statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/767884/000095012312001221/z91150b5sv1za.htm . Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus if you request it by calling us at 1-866-471-2526.